SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of February 28, 2013, by and between WATER GARDEN REALTY HOLDING LLC, a Delaware limited liability company (“Landlord”), and CORNERSTONE ONDEMAND, INC., a Delaware corporation (“Tenant”).
A.    Landlord and Tenant are parties to that certain Office Lease dated as of November 29, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 24, 2012 (the “First Amendment,” and collectively with the Original Lease, the “Lease”), pertaining to certain Premises consisting of approximately 53,072 rentable square feet located in the South tower of the building located at 1601 Cloverfield Boulevard, Santa Monica, California, as more particularly described in the Lease (the “Existing Premises”). All terms defined in the Lease shall have the same meanings when used in this Amendment, unless a different meaning is clearly expressed herein.
B.    Tenant has exercised its Expansion Option to lease Fifteen Thousand Five Hundred Sixty-Eight (15,568) rentable square feet on the fourth (4th) floor of the South tower of the Building (the “Expansion Space”), commonly known as Suite 400S, pursuant to Section 1.5 of the Original Lease, as amended by the First Amendment, and Landlord and Tenant desire to enter into this Amendment to document Tenant's lease of the Expansion Space. Landlord and Tenant also desire to amend the Lease: (i) to reflect changes to the terms of the lease of the Expansion Space; and (ii) to reflect the addition to the Premises of approximately Twelve Thousand Five Hundred Ninety-One (12,591) rentable square feet of space located on the fourth (4th) floor of the South tower of the Building, currently known as Suite 450S and more particularly shown on Exhibit “A” attached hereto (“Suite 450S”), upon the terms and conditions set forth hereinbelow.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Expansion Space

1.1Expansion Space Lease and Term. Landlord hereby leases the Expansion Space to Tenant, and Tenant hereby leases the Expansion Space from Landlord, upon the terms of Section 1.5 of the Original Lease, as amended by the First Amendment and by this Second Amendment. The Expansion Space is more particularly shown on Exhibit “A” attached hereto. As stated in Section 1.5.2 of the Original Lease, the commencement date of the Lease Term with respect to the Expansion Space shall be the date (the “Expansion Commencement Date”) which is ninety (90) days after Landlord's delivery of the Expansion Space to Tenant in the Expansion Space Delivery Condition (as defined in Section 1.5.2 of the Original Lease), and the Lease Term with respect to the Expansion Space shall end concurrently with the expiration of the Lease Term as to the Existing Premises (currently scheduled to occur on January 31, 2019), as the Lease Term may be extended by Section 2.2 of the Original Lease, unless sooner terminated pursuant to the Lease. Section 1.5 of the Original Lease, as amended by the First Amendment, shall govern with respect to Tenant's construction of its Tenant Improvements in the Expansion Space and the Tenant Improvement Allowance therefor; provided that with respect to the Expansion Space, the reference in Section 2.2.2(d) of the Work Letter to “December 31, 2012” is hereby amended to refer to “December 31, 2013.” The definition of “Anticipated Expansion Delivery Date” is hereby amended to mean July 1, 2013; provided, however, that there shall be no change to Sections 2(d) and 2(e) of the First Amendment.
1.2Expansion Space Rent.
a.Tenant shall pay Base Rent for the Expansion Space (in addition to the Base Rent payable for the remainder of the Premises) pursuant to Section 1.5.3(a) of the Original Lease; provided that the parties acknowledge and agree that the reference therein to an initial monthly Base Rent of “Sixty Thousand One Hundred Twelve and 66/100 Dollars ($60,112.66)” is erroneous, and the Base Rent payable with respect to the Expansion Space shall be as follows:

Period Following Expansion Commencement Date	Annual Expansion Space Base Rent	Monthly Installment of Expansion Space Base Rent	Monthly Rental Rate per Rentable Square Foot (Rounded)
Expansion Commencement Date - November 30, 2013	NA	$61,742.69	$3.966
December 1, 2013 - November 30, 2014	$763,143.36	$63,595.28	$4.085
December 1, 2014 - November 30, 2015	$786,121.68	$65,510.14	$4.208
December 1, 2015 - November 30, 2016	$809,660.52	$67,471.71	$4.334
December 1, 2016 - November 30, 2017	$833,946.60	$69,495.55	$4.464
December 1, 2017 - November 30, 2018	$858,979.92	$71,581.66	$4.598
December 1, 2018 - January 31, 2019	NA	$73,730.05	$4.736

b.Tenant shall pay Additional Rent for the Expansion Space commencing on the Expansion Commencement Date in accordance with Article 4 of the Original Lease (including, without limitation, the Base Year set forth in Section 7.1 of the Lease Summary). Tenant's Share with respect to the Expansion Space shall be 4.741%.
c.Pursuant to Section 1.5.3(b) of the Original Lease, as amended, Tenant shall not be obligated to pay thirty seven point seventy-nine percent (37.79%) of the Base Rent for the Expansion Space for months one (1) through eight (8), seventeen (17), eighteen (18), twenty-six (26), twenty-seven (27), thirty-seven (37) and thirty-eight (38) following the Expansion Commencement Date. Tenant shall be and remain obligated during each of such months to pay the remaining sixty-two point twenty-one percent (62.21%) of the Base Rent for the Expansion Space and all Additional Rent otherwise due with respect to the Expansion Space, including, without limitation, pursuant to Article 4 of the Original Lease. If a Default has occurred and is continuing at a time when Tenant would otherwise be entitled to Base Rent abatement hereunder, Tenant shall not be entitled to such abatement; provided, however, that if the Lease is not terminated due to the Default and Tenant cures the Default, Landlord shall apply any Base Rent abatement held in abeyance during the continuance of any such Default to the next monthly Base Rent installment(s) due hereunder after the cure of such Default.
2.Suite 450S.
2.1Suite 450S Lease and Term.
a.Landlord hereby leases Suite 450S to Tenant, and Tenant hereby leases Suite 450S from Landlord. Upon Landlord's delivery of Suite 450S to Tenant, Suite 450S shall be part of the Premises and, except as set forth in this Amendment, shall be leased upon the same terms and conditions as the Existing Premises. The Lease Term with respect to Suite 450S shall commence on October 1, 2013 (the “Suite 450S Commencement Date”), and shall end concurrently with the expiration of the Lease Term as to the Existing Premises (currently scheduled to occur on January 31, 2019), as the Lease Term may be extended by Section 2.2 of the Original Lease, unless sooner terminated pursuant to the Lease. Within one (1) business day of mutual execution of this Amendment, Landlord shall deliver Suite 450S to Tenant for Tenant's construction of improvements therein in accordance with Section 2.3 below. Tenant shall accept Suite 450S in its as-is condition, and except as specifically set forth in this Article 2 or in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of Suite 450S. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of Suite 450S or the Project except as specifically set forth in this Article 2 or in the Lease.
b.Landlord shall deliver possession of Suite 450S in vacant, broom clean condition, with all Building Systems located outside Suite 450S and serving Suite 450S in good working order, and in compliance with all Applicable Laws for general office use and normal occupancy density; Building Systems located within Suite 450S will be delivered in good working order at the time of delivery for the existing configuration of Suite 450S (the “Suite 450S Delivery Condition”). If Landlord fails to deliver Suite 450S in the Suite 450S Delivery Condition, Tenant shall have the right to notify Landlord of such failure in writing within three (3) days of Landlord's delivery of Suite 450S including specific details as to why the Suite 450S Delivery Condition was not satisfied. If Tenant timely gives such notice and there was, in fact, a failure of the Suite 450S Delivery Condition, then Tenant's obligation to pay Base Rent for Suite 450S shall be postponed one (1) day for each day after Landlord's delivery of Suite 450 that the Suite 450S Delivery Condition is not satisfied. Tenant's failure to timely give such notice shall constitute a waiver of any Base Rent postponement under this Section 2.1(b). Tenant's acceptance of Suite 450S shall not be deemed a waiver of Tenant's right to have the Suite 450S Delivery Condition satisfied, at Landlord's cost, provided that Tenant notifies Landlord in writing of any alleged failures of the Suite 450S Delivery Condition, in reasonable detail, within thirty (30) days of Landlord's delivery of Suite 450S. Tenant's failure to timely provide such written notice shall be deemed to mean that the Suite 450S Delivery Condition has been fully satisfied.
c.If Tenant completes its Tenant Improvements in Suite 450S prior to the Suite 450S Commencement Date and Tenant has obtained a signed-off permit card from the City inspector therefor, Tenant shall have the right to occupy Suite 450S prior to the Suite 450S Commencement Date and all of the terms of the Lease as amended hereby shall be in full force and effect with respect thereto, except that no Base Rent shall be payable for Suite 450S during such early occupancy period; provided however, that Tenant shall pay all Additional Rent due under the Lease with respect to Suite 450S during such early occupancy period including, without limitation, charges for any special services (such as After-Hours HVAC) provided to Tenant at Tenant's request.
2.2Suite 450S Rent.
a.Subject to Section 2.2(c) below, commencing on the Suite 450S Commencement Date, Tenant shall pay Base Rent for Suite 450S (in addition to the Base Rent payable for the remainder of the Premises) in the following amounts:

Period Following Suite 450S Commencement Date	Annual Suite 450S Base Rent	Monthly Installment of Suite 450S Base Rent	Monthly Rental Rate per Rentable Square Foot (Rounded)
October 1, 2013 - September 30, 2014	$634,586.40	$52,882.20	$4.200
October 1, 2014 - September 30, 2015	$653,624.04	$54,468.67	$4.326
October 1, 2015 - September 30, 2016	$673,266.00	$56,105.50	$4.456
October 1, 2016 - September 30, 2017	$693,512.28	$57,792.69	$4.590
October 1, 2017 - September 30, 2018	$714,363.00	$59,530.25	$4.728
October 1, 2018 - January 31, 2019	NA	$61,318.17	$4.870
b.Tenant shall pay Additional Rent for Suite 450S commencing on the Suite 450S Commencement Date including, without limitation, in accordance with Article 4 of the Original Lease; provided that for purposes thereof (i) the Base Year shall be calendar year 2013; and (ii) Tenant's Share with respect to Suite 450S shall be 3.835%.
c.Tenant shall not be obligated to pay one-half (1/2) of the Base Rent for Suite 450S for the months of October 2013, November 2013, December 2013, January 2014, February 2014 and March 2014. Tenant shall be and remain obligated during each of such months to pay the remaining one-half (1/2) of the Base Rent and all Additional Rent otherwise due under the Lease as amended hereby. Notwithstanding the foregoing, if a Default has occurred and is continuing at a time when Tenant would otherwise be entitled to Base Rent abatement under this Section 2.2(c), Tenant shall not be entitled to such abatement, and Landlord shall not be obligated to provide such abatement; it being agreed, however, that if the Lease is not terminated due to the Default and Tenant cures the Default, Landlord shall apply any Base Rent abatement held in abeyance during the continuance of any such Default to the next monthly Base Rent installment(s) due hereunder after the cure of such Default. Section 3.2 of the Original Lease shall be inapplicable to Suite 450S.
2.3Improvement of Suite 450S. Landlord shall provide a Tenant Improvement Allowance with respect to Suite 450S in the amount of Four Hundred Forty-Thousand Six Hundred Eighty-Five Dollars ($440,685) (equivalent to $35.00 per rentable square foot of Suite 450S). The terms and conditions of the Tenant Work Letter shall govern Tenant's construction of its Tenant Improvements in Suite 450S and use of the Tenant Improvement Allowance therefor, and the Tenant Improvement Allowance pertaining to Suite 450S shall be disbursed in the manner provided in Sections 2.2.2(a), (c) and (d) of the Tenant Work Letter as if the Tenant Improvement Allowance for Suite 450S were the “Initial Allowance Amount” referenced therein; provided that for purposes of Suite 450S, the Tenant Work Letter is hereby modified as follows: (i) all references to the “New Space” shall be inapplicable; (ii) Tenant shall perform and pay for the HVAC Upgrade Work, and Tenant shall receive no reimbursement from Landlord for the HVAC Upgrade Work; (iii) for purposes of clarification, Section 2.2.2(b) of the Tenant Work Letter shall be inapplicable with respect to Suite 450S; and (iv) the reference in Section 2.2.2(d) of the Tenant Work Letter to “December 31, 2012” is hereby amended to refer to “February 28, 2014.”
3.Letter of Credit. As of the date hereof, the LC Stated Amount is Eight Hundred Fifty-Seven Thousand Four Hundred Thirteen Dollars ($857,413). The last sentence of Section 21.1 of the Original Lease is hereby amended to provide as follows: “The LC Stated Amount shall be reduced by One Hundred Forty-Two Thousand Nine Hundred Two and 17/100 Dollars

($142,902.17) on November 30, 2014, November 30, 2015, November 30, 2016, November 30, 2017 and November 30, 2018 (herein, each a “Reduction Date”), subject to the provisions of Subparagraphs (1) and (2) immediately below.”
4.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only the real estate brokers or agents specified in Section 10 of the Summary in the Original Lease (the “Brokers”), whose commissions shall be the responsibility of Landlord pursuant to a separate written agreement, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
5.Miscellaneous.
5.1Premises Outline; Total Rentable Square Footage of Premises. Following Landlord's delivery to Tenant of the Expansion Space and Suite 450S, the Premises shall consist of a total of Eighty-One Thousand Two Hundred Thirty-One (81,231) rentable square feet. Additionally, following Landlord's delivery to Tenant of the Expansion Space and Suite 450S, the Premises shall include the entirety of the fourth (4th) floor of the South tower of the Building, with the exception of the shaded areas shown on Exhibit “A” attached hereto which are not part of the Premises.
5.2Notice of Lease Term Dates. At any time during the Lease Term, Landlord may deliver to Tenant a notice (the “Notice of Lease Term Dates”) in substantially the form as set forth in Exhibit “B” attached to the Original Lease, with appropriate modifications to pertain to the Expansion Space and Suite 450S, as applicable, which notice Tenant shall execute and return to Landlord within twenty (20) days of receipt thereof, and thereafter the dates set forth on such notice shall be conclusive and binding upon Tenant.
5.3Lease Ratified. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect.
5.4Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.
5.5Governing Law. This Amendment shall be interpreted and construed in accordance with the law of the State of California.

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5.6Counterparts. This Amendment may be executed in one or more counterparts, and each set of duly delivered identical counterparts which includes all signatories shall be deemed to be one original document.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.
“Landlord”:

WATER GARDEN REALTY HOLDING LLC,
a Delaware limited liability company

By:     Commingled Pension Trust Fund (Strategic
    Property) of JPMorgan Chase Bank, N.A.,
     a Member

By:    JPMorgan Chase Bank, N.A.,
as Trustee

By: /s/ Karen Wilbrecht
Karen Wilbrecht
Executive Director

Date Signed: March 6, 2013

“Tenant”:

CORNERSTONE ONDEMAND, INC.,
a Delaware corporation

By: /s/ Adam Miller
Adam Miller, Chief Executive Officer
Date Signed: March 1, 2013

By: /s/ Perry A. Wallack
Perry A. Wallack, Chief Financial Officer
Date Signed: March 4, 2013

EXHIBIT “A”

SUITES 450S AND EXPANSION SPACE (SUITE 400S)

Suite 400S
15,568 rsf
Suite 450S
12,591 rsf
1601 CLOVERFIELD BOULEVARD
4TH FLOOR SOUTH

The Water Garden

2450 COLORADO AVE
1601 CLOVERFIELD BLVD.
1620 26TH ST.
2425 OLYMPIC BLVD.

"EXHIBIT A"

A-1